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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (date of earliest event reported): September 13, 2000

                               FATBRAIN.COM, INC.
             (Exact name of registrant as specified in its charter)

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

          Delaware                     0-24871                   77-0389480
          --------                     -------                   ----------
(State or other jurisdiction         (Commission              (I.R.S. Employer
       of incorporation)              File Number)           Identification No.)
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                    2550 Walsh Avenue, Santa Clara, CA 95051
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (408) 845-0100



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ITEM 5. OTHER EVENTS

1. On September 13, 2000, Fatbrain.com, Inc., a Delaware corporation (the "Company"), and Barnes and Noble.com Inc. ("Barnes and Noble") executed a definitive Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition of the Company for approximately $64 million. Under the terms of the Merger Agreement, the stockholders of the Company, in exchange for their shares of Company common stock, $.001 par value per share, will receive $4.25 per share as follows: (i) $1.0625 in cash and (ii) shares of Barnes and Noble's Class A Common Stock, $.001 par value per share, equal to $ 3.1875 divided by the "Average Closing Sales Price". The Average Closing Sales Price is defined in the Merger Agreement as the average of the closing sales price per share of Barnes and Noble's Class A Common Stock at 4:00 p.m. (Eastern Standard Time) (as reported by Bloomberg L.P.) on the NASDAQ National Market for the 10 full trading days ending on the fifth full trading day immediately prior to the effective time of the merger.

A copy of the joint press release issued by the parties announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this Form 8-K.

2. Also on September 13, 2000, the Company filed a supplement to the definitive prospectus contained in the registration statement (File No. 333-41262) on Form S-3 filed on July 12, 2000, relating to the issuance and sale of up to 554,710 shares of the Company's common stock and the sale of a warrant to purchase up to 110,942 shares of the Company's common stock (the "Common Stock Supplement"), with the Securities and Exchange Commission.



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ITEM 7. EXHIBITS

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
Exhibit
Number         Description
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
99.1           Joint Press Release, dated September 13, 2000, announcing
               the execution of the Merger Agreement.
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                                   SIGNATURES



                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fatbrain.com, Inc.


Date:  September 28, 2000                 /s/ DENNIS F. CAPOVILLA
                                        ----------------------------------------
                                        Dennis F. Capovilla
                                        Chief Executive Officer



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                                    EXHIBITS


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
EXHIBIT
NUMBER            DESCRIPTION
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
99.1              Joint Press Release, dated September 13, 2000, announcing the execution of the Merger Agreement.
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